Exhibit 4.1
THE NOTE REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY JURISDICTION, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTUATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO FLOTEK INDUSTRIES, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT. THE NOTES ARE SUBJECT IN ALL RESPECTS TO THE RESTRICTIONS IN THE NOTE PURCHASE AGREEMENT (AS DEFINED BELOW).
FLOTEK INDUSTRIES, INC.
CONVERTIBLE PIK NOTE

$[ ]	February 2, 2022

1.Principal Amount. For value received, FLOTEK INDUSTRIES, INC., a Delaware corporation (the “Maker”), promises to pay to the order of [__] or its assigns (the “Payee”), the principal amount of [__] Dollars ($[__]) and interest on the outstanding principal amount of this Convertible PIK Note (this “Note”) in accordance with the terms of this Note. Capitalized terms used herein shall have the meanings assigned to them in the Note Purchase Agreement (as defined below) unless otherwise indicated.
2.Interest. Interest shall begin to accrue on the unpaid principal balance of this Note, if any, commencing on the date hereof and continuing until repayment of this Note in full at the rate of 10% per annum calculated on the basis of a 360-day year and actual days elapsed. Accrued and unpaid interest shall be calculated on this Note on the last day of each March, June, September, and December, commencing March 31, 2022, and shall be added on such date to the unpaid principal balance of this Note (rounded up to the nearest $1.00) (the “PIK Interest”). The PIK Interest, upon being added to the unpaid principal balance of this Note, shall no longer be deemed to be accrued and unpaid interest on the outstanding principal amount. References herein and in the Note Purchase Agreement to the “principal amount” of the Notes includes any increases in the principal amount of the outstanding Notes as a result of the PIK Interest. Accrued and unpaid interest on this Note shall also be due and payable on the Maturity Date under the terms set forth in Section 3.
3.Maturity Date. Subject to the conversion of this Note pursuant to Section 6, the entire outstanding and unpaid principal balance of this Note, plus any accrued and unpaid interest thereon, shall be due and payable on February 2, 2023 (the “Maturity Date”) in a number of shares of Common Stock equal to the quotient obtained by dividing (a) the amount of such outstanding principal and accrued and unpaid interest through the date immediately prior to the Maturity Date, by (b) the lesser of (i) the Conversion Price and (ii) $0.8705, in each case, as adjusted pursuant to Section 6(d) below (the “Minimum Maturity Conversion Price”), rounded up to the nearest whole number of shares of Common Stock; provided, however, that if (a) the shares of Common Stock that may be issued on conversion of the Note are not then registered for resale pursuant to a then effective registration statement pursuant to which the Payee may currently resell such shares, or (b) as of the Maturity Date the Common Stock is not listed for trading on any Trading Market, or (c) any Event of Default specified in Section 6.1 under the Note Purchase Agreement occurs and is continuing on the Maturity Date, then payment shall be made in cash, unless the Payee elects, in its sole discretion, to receive all or a portion of such payment in shares of Common Stock; and provided, further, that cash payments in respect of this Note shall be due in full on the Maturity Date, and shares of Common Stock shall be delivered to the Payee no later than five (5) Business Days following the Maturity Date.
4.No Prepayment or Redemption. Maker may not redeem or prepay all or any portion of this Note.
5.Note Purchase Agreement. Maker issued this Note and each of the other Convertible PIK Notes under a Note Purchase Agreement (the “Note Purchase Agreement”) dated as of February 2, 2022 (the “Agreement Date”), among Maker, the Payee, and the other Holders. The terms and conditions of this Note and the other Convertible PIK Notes include those stated in the Note Purchase Agreement. This Note and the other Convertible PIK Notes are subject to all such terms and conditions, and Holders are referred to the Note Purchase Agreement for a statement of such terms and conditions.
6.Conversion.
(a)Optional Conversion. At any time prior to the payment in full of all outstanding principal and accrued and unpaid interest owing under this Note, the Payee may elect to convert all or a portion of such outstanding principal and accrued and unpaid interest into a number of shares of Common Stock equal
104174742.12

Exhibit 4.1
to the quotient obtained by dividing (i) the amount of such outstanding aggregate principal amount plus accrued and unpaid interest through the date immediately prior to the date of conversion, by (ii) $1.088125 (the “Conversion Price”). The Payee may exercise this right by delivering written notice of such conversion to the Maker in the form attached as Annex A (the “Conversion Notice”) and tendering this Note to the Maker. Such conversion shall be completed on a date specified in the Conversion Notice, which shall be not less than three (3) and not more than five (5) Business Days following the date of the Conversion Notice, and at such closing, the Maker shall issue to the Payee the number of shares of Common Stock set forth in the Conversion Notice, as well as a replacement note representing the unconverted principal amount of any notes tendered, such replacement note to have the same terms and conditions as this Note.
(b)Mandatory Conversion. If (i) the volume-weighted average trading price of the Common Stock on the principal national securities exchange on which the Common Stock is then listed for trading equals or exceeds the greater of (x) $2.50 per share of Common Stock or (y) $1.741 for twenty (20) trading days during the thirty (30) consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Maker provides the Maker Conversion Notice as set forth below, and (ii) the shares of Common Stock issuable upon conversion of the Note are then registered for resale pursuant to a then effective registration statement pursuant to which the Payee may currently resell such shares, then the Maker shall have the option from time to time, exercisable by delivery of written notice to the Payee substantially in the form attached hereto as Annex B (the “Maker Conversion Notice”), to convert all or a portion of the outstanding principal and accrued and unpaid interest then owing under this Note into a number of shares of Common Stock equal to the quotient obtained by dividing (A) the amount of such outstanding principal and accrued and unpaid interest owing through the date immediately prior to the date of conversion, by (B) the Conversion Price on a date specified in the Maker Conversion Notice that is no later than the second Business Day following such Maker Conversion Notice. On the date such a conversion occurs, the Maker shall pay to the Payee, in shares of Common Stock (valued at the then Conversion Price), an amount equal to the cumulative interest (compounded quarterly) that, but for the conversion, would have accrued on the amount converted pursuant to the terms hereof until the Maturity Date. For the avoidance of doubt, this Section 6(b) shall have no force and effect during or with respect to any period in which the Common Stock is not or has not been continually listed on any national securities exchange.
(c)Change of Control Forced Conversion. In the event of a Change of Control, subject to the Payee’s right to convert this Note into Common Stock pursuant to Section 6(a), the Payee shall have the option, exercisable by delivery of written notice to the Maker substantially in the form attached hereto as Annex C (the “CoC Conversion Notice”) within thirty (30) Business Days following the effectiveness of such Change of Control, to either (i) in full satisfaction hereof, on the fifth Business Day following delivery of the CoC Conversion Notice receive in cash the amount of the outstanding principal of and accrued and unpaid interest on this Note through the date immediately prior to the date of such payment, together with the aggregate amount of interest that, but for the Payee’s exercise of the option in this clause (i), would have accrued thereon, compounded quarterly, to the Maturity Date; or (ii) convert, no later than the fifth (5th) Business Day following the date of delivery of the CoC Conversion Notice, all of the outstanding principal and accrued and unpaid interest then owing under this Note into a number of shares of Common Stock equal to the quotient obtained by dividing (A) the amount of such outstanding principal and accrued and unpaid interest through the date immediately prior to the conversion date, by (B) the Minimum Maturity Conversion Price. For the purposes hereof, (a) a “Change of Control” means (i) the consummation of any transaction by the Maker the result of which is that any person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than any Permitted Holder (as defined below), becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting stock of the Maker, measured by voting power rather than number of shares, units, or the like; provided that a transaction in which the Maker becomes a subsidiary of another person shall not constitute a Change of Control if, immediately following such transaction, the persons who were beneficial owners of the voting stock of the Maker immediately prior to such transaction beneficially own, directly or indirectly, fifty percent (50%) or more of the total voting power of the voting stock of such other person of whom the Maker has become a subsidiary by reason of their ownership of Common Stock of the Maker immediately prior to the transaction or (ii) the sale of all or substantially all of the Maker’s assets; and (b) “Permitted Holder” means ProFrac Holding Corp., a Delaware corporation, or any of its Affiliates.
(d)Adjustments to Conversion Price. If, after the date hereof, the Maker (i) makes a distribution on its Common Stock in cash, securities (including Common Stock), or other property or assets, (ii) subdivides or splits its outstanding Common Stock into a greater number of Common Stock, (iii) combines or reclassifies its Common Stock into a smaller number of Common Stock, or (iv) issues by reclassification of its Common Stock any securities (including any reclassification in connection with a merger, consolidation, or business combination in which the Maker is the surviving person or another constituent corporation is issuing equity securities in exchange for Common Stock), then the Conversion Price in effect at the time of the record date for such distribution or of the
104174742.12

Exhibit 4.1
effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Note after such time shall entitle the Payee to receive the aggregate amount of cash and number of Common Stock (or shares of any securities into which such shares of Common Stock would have been combined, consolidated, merged, reclassified, or exchanged pursuant to clauses (iii) and (iv) above) that Payee would have been entitled to receive if the Note had been converted into shares of Common Stock immediately prior to such record date or effective date, as the case may be. An adjustment made pursuant to this Section 6(d) shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation, or business combination in which the Maker is the surviving person or a constituent corporation) or split. Such adjustment shall be made successively whenever any event described above shall occur.
(e)Termination of Rights. Upon the issuance of shares of Common Stock upon the conversion of any outstanding principal and accrued and unpaid interest owing under this Note, all rights of the Payee with respect to such principal and accrued and unpaid interest shall terminate.
(f)Limitation of Conversion.
(i)Notwithstanding anything to the contrary contained herein, unless shareholder approval therefor is obtained, the number of shares of Common Stock that may be acquired by the Payee pursuant to this Note shall be limited to the extent necessary to ensure that, following such acquisition, the total number of shares of Common Stock then beneficially owned by the Payee and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Payee’s for purposes of Section 13(d) of the Exchange Act, does not exceed 19.99% (the “Maximum Percentage”) of the total number of then issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable pursuant to this Note). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Payee and its Affiliates shall include the number of shares of Common Stock issuable pursuant to this Note with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable (i) with respect to the remaining portion of this Note beneficially owned by such Person and its Affiliates and (ii) upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Payee and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein; provided that in no event shall the aggregate number of shares beneficially owned by the Payee and its Affiliates, calculated in accordance with Section 13(d) of the Exchange Act, exceed 19.99%. Except as set forth in the preceding sentence (other than the proviso thereto), for purposes of this paragraph (including the proviso in the immediately preceding sentence), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act; it being acknowledged by the Payee that the Company is not representing to such Payee that such calculation is in compliance with Section 13(d) of the Exchange Act and such Payee is solely responsible for any schedules required to be filed in accordance therewith.
(ii)To the extent that the limitation contained in this Section 6(f) applies, the determination of whether this Note is convertible or exchangeable (in relation to other securities owned by the Payee) and of which a portion of this Note is convertible or exchangeable shall be in the sole discretion of the Payee, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.
(iii)Upon the written request of the Payee, the Company shall within three (3) Business Days confirm in writing to such Payee the number of shares of Common Stock then issued and outstanding. In any case, the number of issued and outstanding shares Common Stock shall be determined after giving effect to the conversion or exchange of securities of the Company, including the Notes, by the Payee and its Affiliates since the date as of which such number of issued and outstanding shares of Common Stock was reported.
(iv)By written notice to the Company, the Payee may from time to time change the Maximum Percentage to any other percentage not in excess of 19.99% specified in such notice; provided, that (i) any such change will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, unless such notice is delivered on or prior to the date hereof in which case it shall be effective immediately, and (ii) any such change will apply only to the Holder and not to any other holder of Notes.
104174742.12

Exhibit 4.1
(v)The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.
(vi)To the extent that any of the limitations set forth in this Section 6(f) or in Section 7 below (collectively, the “Share Cap Limitations”) limit the issuance of shares of Common Stock to the Payee pursuant to this Note, the Payee shall have the right, at its election, to demand by written notice to the Company that the Company, in lieu of issuing to the Payee the number of shares of Common Stock that would cause the Payee’s beneficial ownership of shares of Common Stock to exceed the Share Cap Limitation identified in such notice (such shares, the “Relinquished Shares”), within five (5) Business Days from receipt of the Payee’s written notice of its election under this Section 6(f)(vi), issue and deliver to the Payee a Pre-Funded Warrant, in the form attached to the Note Purchase Agreement as Exhibit C thereto, unconditionally granting to the Payee the right to acquire, subject to the terms thereof, up to the aggregate number of shares of Common Stock equal to the Relinquished Shares; provided, however, that in the case the Company issues Pre-Funded Warrants pursuant to the preceding sentence, the Company shall also issue to the Payee additional Pre-Funded Warrants in an amount equal in value to the aggregate exercise price of Pre-Funded Warrants issued pursuant to this Section 6(f)(vi).
7.Share Limitations. Notwithstanding the provisions set forth in Section 3, Section 6, or anywhere else in this Note, (i) no shares of Common Stock will be issued under this Note unless and until the Company shall have submitted a Supplemental Listing Application to the NYSE covering all the shares of Common Stock issuable pursuant to this Note (the “Listing Application”) and NYSE shall have completed its review of, and approved, such Listing Application, (ii) no shares of Common Stock will be issued under this Note to the extent such issuance would constitute a “change of control” under the NYSE’s listing rules (the “Change of Control Limitation”) or would be in excess of the number of shares of Common Stock authorized and available for issuance under the Maker’s certificate of incorporation, as amended (the “Charter Limitation”), and (iii) the total number of shares of Common Stock that may be issued under the Notes, when combined with any other shares of Common Stock which may be aggregated with such issuances under applicable NYSE rules for this purpose, will not exceed the number permitted under such applicable NYSE rules (the “Exchange Cap”), unless stockholder approval is obtained in order to comply with, satisfy or remove, as applicable, the Change of Control Limitation, the Charter Limitation, or the Exchange Cap, as applicable. In the event that the Company is unable to issue shares of Common Stock as a result of the NYSE not approving the Listing Application, the Change of Control Limitation, a Charter Limitation, or the Exchange Cap, the Company will instead settle the conversion or payment due at Maturity in cash (but only to the extent necessary to not trigger a Change of Control Limitation, a Charter Limitation, or the Exchange Cap, as applicable). To the extent shares of Common Stock are to be issued pursuant to this Note and other Notes simultaneously and the Company is unable to issue shares of Common Stock as a result of the Change of Control Limitation, a Charter Limitation or the Exchange Cap and must instead settle the conversion or payment partially in cash, the allocation of Common Stock and cash to be issued or paid shall be pro rata among the Payee and the holders of such other Notes.
8.Defaults and Remedies. The Agreement defines certain Events of Default. The Note Obligations may be accelerated following an Event of Default in the manner provided in the Agreement.
9.Waiver of Notice. The Maker hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.
10.Officers and Directors Not Liable. In no event will any officer or director of the Maker be liable for any amounts due and payable pursuant to this Note.
11.Applicable Law. THIS NOTE WILL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE.
[Signature page follows]

104174742.12

Exhibit 4.1
IN WITNESS WHEREOF, the Maker has executed and delivered this Note as of the day and year first above written.
FLOTEK INDUSTRIES, INC.

By:
Name:
Title:

104174742.12
    [Convertible PIK Note]

Annex A
Conversion Notice
The undersigned, the Payee, under that certain Convertible PIK Note issued by Flotek Industries, Inc., a Delaware corporation, on February 2, 2022 (the “Note”), hereby irrevocably elects to convert the amount indicated below of the Note on the date set forth below into shares of Common Stock at the Conversion Price pursuant to Section 6(a) of the Note. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in the Note.
Date of conversion: [ ]
Conversion Calculations:
Principal and accrued interest on the date immediately prior to conversion: $[ ]
Principal and accrued interest to be converted: $[ ]
Number of shares of Common Stock to be issued: [ ]
Principal amount immediately after redemption: $[ ]
Address for delivery of physical certificates: [ ]
PAYEE

By:
Name:
Title:
Date:

104174742.12

Annex B
Maker Conversion Notice
Flotek Industries, Inc., a Delaware corporation, hereby irrevocably elects to convert the amount indicated below of the Convertible PIK Note on the date set forth below into shares of Common Stock at the Conversion Price pursuant to Section 6(b) of the Note. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in the Note.
Payee: [ ]
Conversion date: [ ]
Conversion Calculations:
Principal and accrued interest on the date immediately prior to conversion: $[ ]
Principal and accrued interest to be converted: $[ ]
Number of shares of Common Stock to be issued: [ ]
Principal amount immediately after redemption: $[ ]
FLOTEK INDUSTRIES, INC.
By:
Name:
Title:
Date:

104174742.12

Annex C
CoC Conversion Notice
[ ] (the “Payee”) hereby notifies Flotek Industries, Inc., a Delaware corporation (the “Company”), that pursuant to Section 6(c) of the Company’s Convertible PIK Note due on February 2, 2023, held by the Payee, the Payee elects to receive from the Company, in compliance with the terms of such Section 6(c)
[ ] Cash in the amount specified in clause (i) of such Section 6(c); or
[ ] the number of shares of Common Stock determined pursuant to clause (ii) of such Section 6(c) of the Note.
Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in the Note.
Payee: [ ]
Principal and accrued interest on the date hereof: $[ ]
[Cash Payment: $[ ]]
[OR]
[Conversion Calculations:
Number of shares of Common Stock to be issued: [ ]]
[PAYEE’S LEGAL NAME]
By:
Name:
Title:
Date:

104174742.12